EXHIBIT 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Sun Healthcare Group, Inc.
(Effective as of March 15, 2012)

The members of the Board of Directors of Sun Healthcare Group, Inc. (“Sun”) who are not employed by Sun or one of its subsidiaries (“Directors”) shall be compensated as provided below. This policy is effective as of the date set forth above and supersedes all prior policies concerning compensation of the Directors as to their service from and after that time. The Board of Directors has the right to amend this policy from time to time.

1.
Annual Fees for Directors. Each Director shall receive an annual fee of $75,000, which is payable in four equal quarterly installments. Any installment payable pursuant to this Policy (including Section 2 or 3 below) for a particular quarter shall be paid on or around the first day of that quarter.

2.
Annual Fees for Chairpersons. Each Chairperson of a Committee of the Board of Directors (a “Committee”) shall receive an additional annual fee of $8,000 for Audit, $6,000 for Compliance, and $5,000 for each of Compensation and Nominating, each payable in four equal quarterly installments.

3.	Annual Fees for Lead Independent Director. The Lead Independent Director shall receive an additional annual fee of $5,000, payable in four equal quarterly installments.

4.
Meeting Fees. Each Director shall receive: (i) $1,750 for a meeting of the Board of Directors attended in person, (ii) $1,750 for a meeting of a Committee attended in person if the meeting occurs on a date on which the Director did not attend a meeting of the Board of Directors or another Committee, (iii) the following amount for a Committee meeting attended in person on the same date as a meeting of the Board of Directors or another Committee attended by the Director: $1,500 for a meeting of the Audit or Compliance Committee and $1,000 for a meeting of the Compensation or Nominating and Governance Committee, and (iv) $1,000 for any Board or Committee meeting attended by telephone.

4.
Restricted Stock Unit Awards. Each Director shall receive an award of $60,000 of restricted stock units on the date that the Compensation Committee grants regular annual equity awards to its officers and employees using the closing sale price of Sun's common stock as of such date. The stock unit awards shall have the following terms: (i) the units shall vest monthly over one year, (ii) the vested units shall not be distributed as common stock until the earlier of the five year anniversary of the date of grant or separation of service from the Board, and (iii) the vesting of the units and the distribution of the vested units would accelerate at death, disability or change in control of Sun.

5.
Conversion of Cash Retainers into Stock. Each Director may convert 50% or more of his or her cash retainer under Item 1 above into shares of Sun's common stock. Directors choosing such conversion must make an irrevocable election in advance of the quarter the election is to take effect. For an quarter in which such a conversion election is in effect, the conversion of cash retainer to shares for that quarter will occur as of the first trading day of that quarter using the closing sale price of Sun's common stock on that day. The shares will be delivered to the Director promptly following that day. Until further determined, Directors are no longer able to participate in the Non-Employee Directors Stock-For-Fees Program under the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan, provided that this suspension of the Program doesn't affect elections previously made under the program and benefits with respect to those elections.

6.
Reimbursement of Expenses. Each Director is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, which the Director agrees to promptly provide so that the Company may make timely reimbursement (and in all cases not later than the end of the year following the year in which the related expenses were incurred).

2